SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

Check the appropriate box:

[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as
permitted by Rule 14c-5(d) (2)).
X	Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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X	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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OPTIMUM FUND TRUST

OPTIMUM LARGE CAP VALUE FUND

2005 Market Street
Philadelphia, PA 19103-7094

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of Optimum Fund Trust (the “Trust”) to inform shareholders of Optimum Large Cap Value Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangements. The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”). WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about Jan. 6, 2017 to shareholders of record of the Fund as of Dec. 20, 2016.

INTRODUCTION

The Manager is the investment manager to each series of the Trust, including the Fund. The Manager employs a “manager of managers” arrangement in managing the assets of the Trust. This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisors unaffiliated with the Trust or the Manager (“unaffiliated sub-advisors”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisors, without shareholder approval. Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain Delaware Investments® affiliates requested and received an exemptive order from the SEC on Nov. 7, 2006 (the “SEC Order”). The SEC Order exempts the Manager, the Trust and other Delaware Investments affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval. The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a Board meeting held Sept. 21-22, 2016 (the “Meeting”), approved a sub-advisory agreement (the “Sub-advisory Agreement”) between the Manager and Rothschild Asset Management Inc. (“Rothschild”), under which Rothschild would serve as a sub-advisor to the Fund, replacing Herndon Capital Management, LLC (“Herndon”).

The sub-advisory agreement between the Manager, on behalf of the Fund, and Herndon was terminated on Oct. 3, 2016. The decision to terminate the sub-advisory agreement was based upon certain factors, including but not limited to, the belief that Rothschild’s investment philosophy would make an attractive pairing with the investment strategy for the Fund’s other sub-advisor, Massachusetts Financial Services Company (“MFS”).

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. This Information Statement provides such notice of the changes and presents details regarding Rothschild and the Sub-advisory Agreement.

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THE INVESTMENT MANAGER

The Manager is located at 2005 Market Street, Philadelphia, PA 19103-7094, and is a series of Delaware Management Business Trust, which is an indirect subsidiary of Delaware Management Holdings, Inc. (“DMHI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”). The Manager is registered as an investment advisor with the SEC under the Investment Advisors Act of 1940 (the “Advisors Act”).

The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated Jan. 4, 2010 between the Trust and the Manager (the “Management Agreement”). The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund. In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial LLC (“LPL”), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional sub-advisors, and to monitor the sub-advisors’ compliance with the Fund’s investment objective, policies and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate of 0.8000% on average daily net assets up to $100 million; 0.7375% on average daily net assets from $100 million to $250 million; 0.7125% of average daily net assets from $250 million to $500 million; 0.6875% of average daily net assets from $500 million to $1 billion; 0.6675% of average daily net assets from $1 billion to $1.5 billion; and 0.6475% of average daily net assets over $1.5 billion. The Manager has agreed to waive a portion of its fees and/or pay / reimburse expenses of the Fund to the extent that the Fund’s expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations) exceed certain levels. After giving effect to the fee waiver and expense reimbursements, the Manager received advisory fees of $8,892,340 from the Fund for the fiscal year ended March 31, 2016.

The key executives and each trustee of the Manager and their principal occupations are: Shawn Lytle, Trustee and President; Roger A. Early, Trustee and Executive Vice President/Managing Director, Head of Fixed Income Investments/Co-Chief Investment Officer – Total Return Fixed Income Strategy; David F. Connor, Trustee and Senior Vice President / General Counsel / Secretary; Richard Salus, Senior Vice President / Chief Financial Officer; and Daniel V. Geatens, Director of Financial Administration. The address of each person listed is 2005 Market Street, Philadelphia, PA 19103-7094.

THE SUB-ADVISOR

Rothschild is an investment advisor located at 1251 Avenue of the Americas, New York, New York 10020. Rothschild was founded in 1962 and registered as an investment advisor in 1970. Rothschild manages assets for a broad range of clients including: corporations, endowments, foundations, healthcare organizations, high-net-worth investors, public pension funds, sub-advisory and Taft-Hartley. As of Sept. 30, 2016, Rothschild had approximately $7.04 billion in assets under management.

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Rothschild was approved by the Board to serve as a sub-advisor to the Fund at the Meeting. Rothschild is not affiliated with the Manager, and Rothschild discharges its responsibilities subject to the oversight and supervision of the Manager and the Board. Rothschild is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of Herndon with Rothschild and the implementation of the Sub-advisory Agreement. The fees paid by the Manager to Rothschild depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to Rothschild by the Manager. In accordance with procedures adopted by the Board, Rothschild may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-advisory Agreement between Rothschild and the Manager is dated Sept. 26, 2016.

Rothschild serves as an investment sub-advisor to the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective.

		Annual Sub-Advisory Fee Rate
		(as a percentage of
Fund	Assets As of September 30, 2016	average daily net assets)
Mutual Fund Sub-Advisory	$55,644,376	0.10%*
Account #1

Mutual Fund Sub-Advisory	$28,823,017	0.325%
Account #2

*Effective fee rate as of September 30, 2016. The annual base fee rate for this fund is 0.30%. There is also a performance fee of +/- 0.20%.

The names and principal occupations of the principal executive officers of Rothschild and the Rothschild portfolio managers primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with Rothschild, is 1251 Avenue of the Americas, New York, New York 10020:

Name	Position
Michael Woods	Chief Executive Officer / Chief Operating Officer
Dina Clements	Chief Compliance Officer
Dan Oshinskie	Chief Investment Officer
Shakil Riaz	Global Chief Investment Officer of Alternatives
Tracy Feldman	Chief Financial Officer
Mark Tavel	Managing Director
John Thomas	Senior Managing Director
Chris R. Kaufman	Managing Director
Paul Roukis, CFA	Managing Director

THE SUB-ADVISORY AGREEMENT

The Sub-advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

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The terms of the Sub-advisory Agreement, other than the rate of compensation paid by the Manager to Rothschild, are substantially similar to the sub-advisory agreement between the Manager and Herndon, the Fund’s prior sub-advisor.

The Sub-advisory Agreement provides that Rothschild, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio. Rothschild, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets. Rothschild also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Sub-advisory Agreement provides for Rothschild to be compensated based on the average daily net assets of the Fund allocated to Rothschild. Rothschild is compensated from the fees that the Manager receives from the Fund. Rothschild generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Manager or the Trust at any time on written notice to Rothschild, or (ii) Rothschild, on not less than sixty (60) days’ written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND
THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Manager recommended the approval of the Sub-advisory Agreement among the Trust, the Manager, and Rothschild. In reaching its decision with respect to the Sub-advisory Agreement, the Board considered and reviewed information about Rothschild, including its personnel, operations and financial condition, which had been provided by Rothschild. The Board also reviewed material furnished by the Manager (with the assistance of LPL), including: a memorandum from the Manager reviewing the Sub-advisory Agreement with, and the various services proposed to be rendered by, Rothschild; research and analysis supporting the Manager’s recommendation to hire Rothschild for the Fund; a description of the proposed sub-advisory fees under the Sub-advisory Agreement with Rothschild, along with fees that Rothschild charges to other comparable accounts; information concerning Rothschild’s organizational structure and the experience of its investment management personnel; a “due diligence” report describing various material items in relation to Rothschild’s personnel, organization and policies; copies of Rothschild’s Form ADV, compliance policies and procedures and its Code of Ethics; and a copy of the Sub-advisory Agreement with Rothschild.

In considering such materials, the Independent Trustees received assistance and advice from and met separately with independent counsel. In this regard, the Independent Trustees reviewed with independent counsel their legal duties and obligations in connection with the approval of the Sub-advisory Agreement and discussed, in detail, the matters related to such approval. The materials prepared by the Manager specifically in connection with the approval of the Sub-advisory Agreement were provided to the Independent Trustees in advance of the Meeting. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decisions. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors. In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by Rothschild, the Board reviewed the services to be provided by Rothschild pursuant to its Sub-advisory Agreement, noting specifically that the Sub-advisory Agreement with Rothschild contains substantially similar provisions to those in the Sub-advisory Agreement of Herndon, except for the provisions relating to the fees. The Board reviewed materials provided by Rothschild regarding the experience and qualifications of the personnel

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who will be responsible for managing the portion of the Fund to be sub-advised by Rothschild. The Board also placed weight on the performance of a representative Rothschild portfolio that utilized the investment process and parameters that would be employed by Rothschild with respect to its portion of the Fund (the “Rothschild Account”). The Board also considered that Rothschild would co-manage the Fund with MFS. In this regard, the Board considered the compatibility of the two sub-advisers’ investment philosophies and methodologies that they would each employ for the Fund. Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by Rothschild to the Fund and its shareholders and was confident in the abilities of Rothschild to provide quality services to the Fund and its shareholders.

Investment Performance. The Board reviewed information on the performance of the Rothschild Account over various time periods. The Board also reviewed a “combination analysis” showing various performance metrics that would have resulted from combining the performance of the Rothschild Account with the performance of MFS over various time periods measured in several different ways. In connection with this combination analysis, the Manager noted that Rothschild’s approach to investing in securities balances security valuation, expectational upside, and quality, and the Manager believed that Rothschild’s investment philosophy would make an attractive pairing with MFS’s investment strategy. The Board believed such information and analysis evidenced the benefits to the Fund and high quality of portfolio management services expected to be provided by Rothschild under the Sub-advisory Agreement.

Comparative Expenses. In regards to considering the appropriateness of the sub-advisory fees to be charged by Rothschild on the Fund, the Board was provided with a description of the fees to be charged by Rothschild under its Sub-advisory Agreement for the Fund, which showed them to be slightly higher than the sub-advisory fees charged by Herndon under its respective Sub-advisory Agreement at the Fund’s current amount of assets under management. The Board discussed the impact that the differences in such sub-advisory fees would have on the Manager’s profitability for the Fund. The Board also was provided with information showing that Rothschild’s sub-advisory fees for the Fund were competitive with those charged by Rothschild to other comparable investment companies or accounts it advises, and was informed by the Manager that Rothschild’s fees for the Fund were competitive with fees of other investment managers being considered as possible sub-advisers to the Fund. The Board also noted that the management fee paid by the Fund to the Manager would stay the same at current asset levels. Based upon such facts, the Board believed that the fees to be charged by Rothschild under the Sub-advisory Agreement were acceptable in relation to the services being provided.

Profitability and Economies of Scale. The Board was informed that Rothschild may receive certain fall-out benefits in connection with its relationship with the Fund, such as benefits relating to soft-dollar arrangements and commissions paid to affiliated broker-dealers. Information about Rothschild’s profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund. The Trustees also noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints so that as the Fund grows in size, its effective investment management fee rate declines. The Trustees also noted that there would be a proposal to reduce the Fund’s expenses presented at the December 2016 Board meeting, and that the proposal would likely include additional breakpoints in the Fund’s investment management fee schedule.

GENERAL INFORMATION

Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated Jan. 4, 2010. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A and Class C shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of DMHI, and, therefore, of Macquarie. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

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Transfer Agent, Administrator, and Fund Accountant
Delaware Investments Fund Services Company (“DIFSC”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust’s shareholder servicing, dividend disbursing, and transfer agent. DIFSC provides fund accounting and financial administration oversight services to the Fund. Those services include overseeing the Fund’s pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data. DIFSC is an affiliate of the Manager, and is an indirect subsidiary of DMHI and, therefore, of Macquarie.

The Bank of New York Mellon, One Wall Street, New York, NY 10286, provides fund accounting and financial administration services to the Fund. Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
The Fund did not make any payments to affiliated brokers for the fiscal year ended March 31, 2016.

Record of Beneficial Ownership
As of December, 2016, the Fund believes that there were no beneficial owners holding 5% or more of the outstanding shares of any Class of the Fund. As of Dec. 20, 2016, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

Householding
Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information
Shareholders can obtain a copy of the Trust’s most recent Annual Report and any Semiannual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust’s service agent, by calling toll free at 800 914-0278.

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